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                                                                     Exhibit 8.1


                           REED SMITH SHAW & McCLAY
                               435 Sixth Avenue
                             Pittsburgh, PA 15219


                                                       June 30, 1994


Reliable Financial Corporation
428 Station Street
Bridgeville, Pennsylvania 15017-2002

First Commonwealth Financial Corporation
Old Courthouse Square
P.O. Box 400
Indiana, Pennsylvania 15701-0400

Gentlemen:

          Reliable Financial Corporation, a Delaware business corporation ("Reliable"), and First Commonwealth Financial Corporation, a Pennsylvania business corporation ("FCFC"), have requested our opinion as to certain tax aspects of the proposed merger (the "Merger") of Reliable into Interim Reliable, Inc., a Pennsylvania business corporation ("Interim Reliable") and a wholly-owned subsidiary of FCFC to be created expressly for the purposes of the Merger.

          In the Merger, Interim Reliable will be the surviving corporation and on the effective date of the Merger each share of Common Stock, par value $.01 per share, of Reliable (the "Reliable Common Stock") will be converted into
1.6 shares of Common Stock, par value $1 per share, of FCFC (the "FCFC Common Stock"). No fractional share of FCFC Common Stock will be issued in the exchange; in lieu thereof, a cash payment will be made by FCFC in an amount equal to such fractional part of a share multiplied by the value of $19 for one whole share of FCFC Common Stock, which was the price per share that was the basis of the negotiations between Reliable and FCFC.

          With your consent, we have acted as special counsel for Reliable, FCFC and Interim Reliable in connection with the preparation and execution of the Agreement and Plan of Reorganization dated as of April 21, 1994 (the "Plan") between
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FCFC and Reliable, the related Plan of Merger dated April 21,
1994 between Reliable and Interim Reliable and the Registration Statement of FCFC on Form S-4 to be filed with the Securities and Exchange Commission.

          Cash issued in lieu of fractional shares of FCFC Common Stock will be undertaken solely for the purpose of saving FCFC the expense and inconvenience of issuing and transferring fractional shares, and is not a separately bargained for consideration.

          You have represented to us that neither FCFC nor any of its subsidiaries own any Reliable Common Stock and neither Reliable nor its subsidiary owns any FCFC Common Stock; and that to the best knowledge of the managements of Reliable and FCFC, there is no plan or intention on the part of the Reliable shareholders to sell or otherwise dispose of any significant amount of FCFC Common Stock to be received in the Merger.

          Based upon the foregoing facts and representations and upon existing law and regulations, as presently interpreted by judicial decisions and administrative rulings, it is our opinion that:


                              Federal Income Tax
                              ------------------

               (1) The Merger will constitute a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986 (the "Code"). Reliable, FCFC and Interim Reliable will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

               (2) No gain or loss will be recognized to Reliable upon the transfer of substantially all of its assets to Interim Reliable in exchange for FCFC Common Stock, cash and the assumption of all of Reliable's liabilities by Interim Reliable since the cash will be distributed to the Reliable shareholders.

               (3) No gain or loss will be recognized by either FCFC or Interim Reliable upon the acquisition by Interim Reliable of substantially all of the assets of Reliable in exchange for FCFC Common Stock.

               (4) The basis of the assets of Reliable acquired by Interim Reliable will be the same in the hands of Interim
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     Reliable as the basis of such assets in the hands of Reliable immediately prior to the exchange.

               (5) The basis of the Interim Reliable common stock in the hands of FCFC will be increased by an amount equal to the basis of the Reliable assets in the hands of Interim Reliable and decreased by the sum of the amount of the liabilities of Reliable assumed by Interim Reliable and the amount of liabilities to which the assets of Reliable are subject.

               (6) The holding period of the assets of Reliable received by Interim Reliable will, in each instance, include the period during which such assets were held by Reliable.

               (7) No gain or loss will be recognized to the Reliable shareholders upon the exchange of Reliable Common Stock for FCFC Common Stock (including fractional share interests to which they may be entitled).

               (8) The basis of the FCFC Common Stock (including fractional share interests to which they may be entitled) to be received by the Reliable shareholders will be the same as the basis of the Reliable Common Stock surrendered in exchange therefor.

               (9) The holding period of the FCFC Common Stock (including fractional share interests to which they may be entitled) to be received by the Reliable shareholders will include the holding period of the Reliable Common Stock surrendered in exchange therefor, provided that the Reliable Common Stock was held as a capital asset in the hands of the Reliable shareholders on the date of the exchange.

               (10) The payment of cash in lieu of fractional share interests of FCFC Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by FCFC; these cash payments will be treated as having been received in full payment in exchange for the share redeemed as provided in Section 302(a) of the Code.


                       Pennsylvania Personal Income Tax
                       --------------------------------


               (11) No gain or loss will be recognized to the Reliable shareholders who are subject to the Pennsylvania Personal
     Income Tax upon the receipt by them of FCFC Common Stock (including fractional share interests to which they may be
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     entitled) in exchange for their Reliable Common Stock, and the state tax basis for the FCFC Common Stock (including fractional share interests to which they may be entitled) to be received by the Reliable shareholders will be the same as the state tax basis of the Reliable Common Stock surrendered in exchange therefor. Cash received in lieu of a fractional share of FCFC Common Stock by a Reliable shareholder who is subject to the Pennsylvania Personal Income Tax will be treated as if the fractional share had actually been received by the Reliable shareholder and then immediately sold by him to FCFC for the cash received and taxed accordingly.


                      Pennsylvania Personal Property Tax
                      ----------------------------------

               (12) Shares of FCFC Common Stock to be received by the Reliable shareholders are exempt from county personal property taxes imposed in Pennsylvania.


               The foregoing opinions cover all material federal and Pennsylvania and local Pennsylvania tax aspects and are based upon existing law and regulations, as presently interpreted by judicial decisions and administrative rulings, all of which are subject to change without notice and any such change might be applied retroactively to the transactions contemplated by the Merger; and the foregoing opinions do not address the federal or state income tax considerations that may affect the treatment of a shareholder who acquired his Reliable Common Stock pursuant to an employee or nonemployee stock option. Accordingly, each Reliable shareholder should consult his personal tax advisor with specific reference to his own tax situation and potential changes in the applicable law as to all federal, state and local tax matters in connection with the Merger.


               We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption "Certain Tax Aspects of the Merger" in the Proxy Statement/Prospectus forming a part of the Registration Statement.

                                       Very truly yours,

                                       REED SMITH SHAW & McCLAY